EXHIBIT 3.1.1    Articles of Incorporation dated May 20, 1996

                          CERTIFICATE OF INCORPORATION
                                       Of
                         Optimum Interactive (USA) Ltd.

FIRST: The name of the Corporation is Optimum Interactive (USA) Ltd.

SECOND: Its registered office is to be located at Suite 606, 1220 N. Market St., Wilmington, DE 19801, County of New Castle. The Registered agent is American Incorporators Ltd. whose address is the same as above.

THIRD: The nature of business and purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one thousand five hundred (1,500). All such shares are to be without par value and are to be of one class.

FIFTH: The name and mailing address of the incorporator is as follows:

                  Jennifer C. Toscano
                  Suite 606
                  1220N. Market Street
                  Wilmington, DE 19801

SIXTH: The powers of the undersigned incorporator will terminate upon filing of the certificate of incorporation. The name and mailing address of the persons(s) who will serve as initial director(s) until the first annual meeting of stockholders or until a successor(s) is elected and qualified are:

                  Arnon Scheflan
                  2018 Bay Boulevard
                  Atlantic Beach NY 11509

SEVENTH: Each person who serves or who has served as a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of loyalty to the corporation or its stockholders; (ii) for acts or omission not in good faith or which loyalty to the corporation or its stockholders; (iii) for unlawful payment of dividend or unlawful stock purchase or redemption as such liability is imposed under Section 174 of the General Corporation Laws of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts stated herein are true, and I have accordingly hereunto set my sand.

/s/ Jennifer C. Toscano
-----------------------
Incorporation

State of Delaware
Secretary of State
Division of Corporations
Filed 09:00 AM  05/20/1996
960145042/2625212